Mail Stop 3561

April 11, 2006

Mr. Charlie Pleas, III
Vice President and Controller
AutoZone, Inc.
123 South Front Street
Memphis, Tennessee 38103

		RE:	AutoZone, Inc.
			Form 10-K for Fiscal Year Ended August 27, 2005
			Filed October 26, 2005
			Form 10-Q for Quarterly Period Ended November 19,
2005
			File No. 001-10714

Dear Mr Pleas:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



									George F. Ohsiek, Jr.
									Branch Chief